Exhibit 10.1

October 30, 2005
Richard L. Clemmer
1110 American Parkway
Allentown, PA 18109
Dear Rick,
It gives me great pleasure to confirm your offer of employment with Agere Systems. The following outlines the key features of your offer:
Assignment
Your position is President and Chief Executive Officer (CEO) of Agere Systems Inc., your work location is Allentown, Pennsylvania and start date is October 25, 2005.
Compensation
Base Salary
Your starting base salary is $680,000 annually and paid monthly on or about the first of each month. Your first paycheck will be December 1, 2005. Through our annual Board Performance review at the end of the fiscal year you will receive a performance assessment and we will approve the goals by which you will be evaluated for the new fiscal year. The basis of the performance assessment will be revenue growth and absolute operating margin income performance.
Short-Term Incentive Plan (STIP)
Agere’s Short-Term Incentive Plan (STIP) is a pay-for-performance bonus plan that is based on company financial results and rewards individual performance in the form of an annual bonus payout. The STIP target for the Chief Executive Officer is 125% of your annual base salary or $850,000. Your bonus will be determined by company performance, as assessed against the expectations set and approved by the Board. The Plan is designed to pay out cash bonuses annually, after the close of the fiscal year, typically in December. For Fiscal Year 2006 you will receive a minimum, guaranteed bonus of $425,000.
Long-Term Incentive Plan (LTIP)
You are eligible to participate in Agere’s New Hire Stock Option Plan. Your stock option grant will be 500,000 shares. The grant will price 48 hours after your actual start date or at such time the Compensation Committee approves the grant but in no case sooner than 48 hours after your start date. The option price will be equal to 100% of the average opening and closing market price on that date. The term of the option will be seven (7) years with equal annual vesting over a four (4) year period from the date of the grant.
Restricted Stock Units
You will be awarded 100,000 time-based restricted stock units with equal annual vesting over a four year period. The grant will be made 48 hours after your actual start date or at such time the Compensation Committee approves them but in no case sooner than 48 hours after your start date.
Performance-Based Restricted Stock Units
You will be awarded 150,000 Performance Based restricted stock units. See the terms outlined in the plan document attached to this letter.
Relocation/Commuting
Agere is providing you with a $100,000 one-time lump sum allowance to cover housing and/or commuting expenses. Should you voluntarily resign, or be terminated for cause, within one year from your date of hire, you agree by accepting this employment offer to promptly repay the full amount of all commuting monies paid to you by Agere. In addition, you will be eligible for Agere’s standard relocation package.
Benefits
You are eligible for the benefit programs available to all U.S. employees. For many benefit plans, if you enroll on time, you and your dependents will be covered retroactively to your start date. Information about your benefits is available on “My Agere View” at http://www.myagereview.com. That’s where you will find the 2005 Benefits Summary, which describes most plan options and includes the following:
Medical
Agere offers three medical options that are designed to assist employees with varied medical and financial needs. All are described on pages 4 and 5 of the 2005 Benefits Summary, which you find on My Agere View. You must enroll for medical benefits within 31 days of your start date. Coverage is retroactive to the start date.
Dental, Vision and Flexible Spending Accounts
Agere offers dental and vision coverage to you and your eligible dependents. In addition, you may also put aside pre-tax dollars for reimbursement for any out-of-pocket medical or dependent-care costs throughout the year. For more information see the benefits summary. You must enroll for each of these plans within 31 days of your start date.
401(k) Plan and Employee Stock Purchase Plan
Agere also offers a matching 401(k) Plan, and an Employee Stock Purchase Plan. You are immediately eligible to participate in both programs. More information on these plans is available through the benefits summary. You will also receive information on how to enroll during your first week at Agere.
Paid Time Off
You are annually allotted 20 vacation days, 4 personal days, 7 company holidays, and 3 floating holidays, granted at the start of our fiscal year.
The following programs are offered to Agere Executives only and are not described in the 2005 Benefits Summary:
Executive Life Insurance
Agere Systems provides you with $1,000,000 term insurance. Agere will pay the entire premium; therefore, you will be subject to imputed income annually. In addition, you may purchase supplemental insurance coverage up to five times your total annual pay. Agere also provides accidental loss insurance at one times your total annual pay. Additional coverage of up to five times your total annual pay is available at your own expense. Upon offer acceptance, you will receive two insurance beneficiary forms, which must be signed and returned as soon as possible.
Automobile Allowance
You will be provided a car allowance of $1,400/month paid in the normal monthly payroll cycle.
Financial Counseling
You are eligible for a $10,000 annual allowance (net of applicable taxes) to help cover the cost of your financial planning. This amount will be paid annually in your May paycheck.
Executive Severance Benefits
The terms of the standard Executive separation plan are described in the attached document. These terms will not be changed during the course of your employment without your consent. You will be eligible for this plan beginning on the date of this letter. In the event that before October 26, 2006, and in lieu of any bonus payment for fiscal 2006 or any other payment on account of such termination, you choose to terminate your employment with the company, you will receive one year base salary and bonus at target in a lump sum. If you terminate your employment with the company pursuant to the preceding sentence and you take a senior executive position at another company within six months of the date of your termination, you must repay us a maximum of the amount paid pursuant to the preceding sentence subject to a determination of the Board of Directors that will take into account any detrimental financial impact to you. As a condition of being eligible for Executive Severance Benefits, you agree that, at the request of the Board of Directors, you will serve as non-executive Chairman of the Board for up to two years after such time as you cease being Chief Executive Officer.

Employment At Will
Please be aware that this document is not an employment contract and should not be construed or interpreted as creating an implied or expressed guarantee of continued employment. This employment relationship with Agere Systems is by mutual consent. This means that employees have the right to terminate their employment at any time and for any reason. Likewise, Agere reserves the right to terminate your employment on the same basis.
Employment Verification
U.S. law requires all companies to verify their employees’ authorization to work in the U.S. Within your first month of employment you will need to bring the required documentation. See MyAgere View at http://www.myagereview.com
Contingency of Offer
This offer of employment is contingent upon your signing the Employee Agreement Regarding Intellectual Property.
Next Steps...
Once again, be sure to visit “My Agere View” at http://www.myagereview.com. In addition to benefits information, this site provides instructions for things you need to know right away, most forms you’ll need to complete before you start work, information about Agere, and items to bring with you on your first day.
Acceptance
Please acknowledge your written acceptance of this offer by signing and returning to Kevin Pennington, EVP-Human Resources.
In Summary
We are very excited about the contributions we believe you will make to Agere and look forward to helping you extend your professional career in a very exciting, visible and rewarding environment. Your interest in Agere Systems is genuinely appreciated, and we look forward to being on the team.
Sincerely,
/s/ H. A. Wagner

H. A. Wagner
Chairman, Board of Directors
Acknowledged and Agreed to:
/s/ Richard L. Clemmer

Richard L. Clemmer